Exhibit 99.1

Akerna Corp. Announces Intent to Effect Reverse Stock Split

DENVER, November 7, 2022 /PRNewswire/ -- Akerna (Nasdaq: KERN), a leading enterprise software company and developer of the most comprehensive technology infrastructure, ecosystem, and compliance engine powering the global cannabis industry, today announced that it will effect a 20-for-1 reverse stock split (the “Reverse Stock Split”) of its shares of common stock, $0.0001 par value (“Common Shares”) that will become effective on November 8, 2022 at 12:01 a.m. Eastern Standard Time. The Company’s Common Shares are expected to begin trading on a split-adjusted basis when the market opens on November 8, 2022 on the Nasdaq under the existing symbol “KERN.”

The Reverse Stock Split is primarily intended to bring the Company into compliance with the minimum bid price requirement for maintaining its listing on the Nasdaq Capital Market. The new CUSIP number for the Common Shares following the Reverse Stock Split will be 00973W300.

On November 5, 2022, the Company’s board of directors (the “Board”) approved that the Reverse Stock Split at a ratio of 20-for-1 should go effective at 12:01 a.m. on November 8, 2022, subject to approval by the Company’s stockholders. At the Company’s special meeting of stockholders on November 7, 2022 (the “Meeting”), the Company’s stockholders approved the proposal to authorize the Company, acting by its Board, to effect the Reverse Stock Split.

The Reverse Stock Split will affect all issued and outstanding Common Shares. All outstanding options, restricted stock awards, warrants, preferred stock and convertible notes and other securities entitling their holders to purchase or otherwise receive Common Shares will be adjusted as a result of the Reverse Stock Split, as required by the terms of each security. The number of shares available to be awarded under the Company’s equity incentive plans will also be appropriately adjusted.

No fractional shares will be issued in connection with the Reverse Stock Split. All fractional shares will be rounded up to the nearest whole share. The Reverse Stock Split will affect all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company’s equity (other than as a result of the rounding of shares to the nearest whole share in lieu of issuing fractional shares).

The Reverse Stock Split will reduce the number of Common Shares issued and outstanding from approximately 80.4 million to approximately 4.0 million. Because the Reverse Stock Split did not reduce the number of authorized Common Shares, the effect of the Reverse Stock Split was to increase the number of Common Shares available for issuance relative to the number of Common Shares issued and outstanding. The Reverse Stock Split did not alter the par value of our Common Shares or modify any voting rights or other terms of our Common Shares.

The Company’s transfer agent, Continental Stock Transfer & Trust Company (“Continental”), will serve as exchange agent for the Reverse Stock Split and will provide instructions to stockholders of record regarding the Reverse Stock Split. Unless otherwise requested by the stockholder, Continental will be issuing all of the post-split shares in paperless, “book-entry” form, and unless otherwise requested by the stockholder, Continental will hold the shares in an account set up for the stockholder. All book-entry or other electronic positions representing issued and outstanding shares of our common stock will be automatically adjusted. Those stockholders holding our common stock in “street name” will receive instructions from their brokers.

About Akerna

Akerna (Nasdaq: KERN) is an enterprise SaaS company focused on compliantly serving the cannabis, hemp, and CBD industry. First launched in 2010, Akerna has tracked more than $20 billion in cannabis sales to date and is the first cannabis software company listed on Nasdaq. Using connected data and information to propel the cannabis industry forward, Akerna empowers businesses, governments, patients, and consumers to make smart decisions.

The Company’s cornerstone technology, MJ Platform, the world’s leading infrastructure as a service platform, powers retailers, manufacturers, brands, distributors, and cultivators. Akerna also offers a complete suite of professional consulting services and data analytics for businesses as well as solo sciences, Leaf Data Systems, Trellis, Ample Organics, Viridian Sciences and 365 Cannabis.

For more information, visit https://www.akerna.com/.

Contacts:

Akerna

Meghan Shine, Head of Strategic Operations & Communications

pr@akerna.com

Core IR

Peter Seltzberg, SVP Capital Markets and Advisory

516.419.9915

peters@coreir.com

Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially, including: market conditions; Akerna’s ability to effectuate the Reverse Stock Split; and other risks set forth in Akerna’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as other documents that Akerna files with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Akerna disclaims any obligation to update these forward-looking statements because of new information, future events or circumstances or other factors.